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                                  EXHIBIT 15



Board of Directors
Texas Industries, Inc.



We are aware of the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8 and Post-Effective Amendment Number 1 to Registration Statement Number 33-53715 on Form S-8 of Texas Industries, Inc. and in the related Prospectuses of our report dated December 14, 1999, relating to the unaudited condensed consolidated interim financial statements of Texas Industries, Inc. which are included in its Form 10-Q for the quarter ended November 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                         /s/  Ernst & Young LLP
                                         ----------------------


January 11, 2000
Dallas, Texas